EXHIBIT 21.1

                   Subsidiaries of Delta Financial Corporation




          Name                                            State of Incorporation
 ------------------                                       ----------------------
Delta Funding Corporation...............................        New York
Fidelity Mortgage Inc...................................        Delaware
DFC Financial Corporation...............................        Delaware